exhibit 21.1
List of Herc Holdings Subsidiaries

A.	U.S. and Countries Outside Europe

Companies Listed by Country	State or Jurisdiction of Incorporation	Doing Business As
United States
CCMG HERC Sub, Inc.	Delaware
Cinelease Holdings, Inc.	Delaware
Herc Intermediate Holdings, LLC	Delaware
Herc Spinoff Escrow Issuer Corp.	Delaware
Herc Spinoff Escrow Issuer LLC	Delaware
Hertz Entertainment Services Corporation	Delaware
Herc Rentals Inc.	Delaware	Hertz Equipment Rental Sales Hertz Equipment Sales Hertz Service Pump & Compressor Service Pump & Compressor
Hertz Investors, Inc.	Delaware
Cinelease, LLC	Louisiana
Cinelease, Inc.	Nevada
Canada
HERC Canada Equipment Rental Partnership	Ontario
Matthews Equipment Limited	Ontario	Hertz Canada Equipment Rental Partnership Hertz Equipment Rental
3222434 Nova Scotia Company	Nova Scotia
Western Shut-Down (1995) Limited	Ontario
Hong Kong
Hertz Equipment Rental Holdings (HK) Limited	Hong Kong
Qatar
Hertz Dayim Equipment Rental LLC-Joint Venture Owned 51% by Hertz Equipment Rental Co. Holdings Netherlands BV	Qatar
People’s Republic of China
Hertz Equipment Rental Company Limited	People’s Republic of China
Saudi Arabia
Hertz Dayim Equipment Rental Limited-Joint Venture Owned 51% by Hertz Equipment Rental Co. Holdings Netherlands BV	Saudi Arabia

B.	Europe

Companies Listed by Country	State or Jurisdiction of Incorporation	Doing Business As
The Netherlands
Hertz Equipment Rental Company Holdings Netherlands BV	Netherlands
United Kingdom
Cinelease UK Limited	United Kingdom

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